308 WEST 1st AVENUE - SPOKANE, WA - 99201 - (509) 279 - 0836
www.mipsolutionsinc.com

August 29, 2008

Edward A. Hunton
Corporate Secretary
MIPSolutions, Inc.
128 E. Fairview Ave.
Spokane, WA 99207

Dear Ed,

Please accept this as my resignation as President of the Company effective August 31, 2008. It has been my pleasure to serve as President and I look forward to assisting the Company in other capacities in the future.

Best regards,

/s/ Jeffery M. Lamberson

Jeffery M. Lamberson